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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Diedrich                 Michael                  G.
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   (Last)               (First)                 (Middle)

4884 Cliff Drive
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                                    (Street)

Rapid City               South Dakota             57701
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Sodak Gaming, Inc. (SODK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

November 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


               Vice President / General Counsel
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock $.001 par value                                                                      47,419         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option         8.00                                    (1)   5/11/04      Common
                                                                                Stock    2,012          2,012       D
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Stock Option         5.875                                   (2)   3/31/05      Common
                                                                                Stock    10,500         10,500      D
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Stock Option        12.6875   8/21/98 D(5) V          16,000 (3)  2/26/06       Common   16,000         0           D
                                                                                Stock
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Stock Option        16.375    8/21/98 D(5) V          16,000 (4)  1/30/07       Common
                                                                                Stock    16,000         0           D
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Stock Option         6.00     6/17/98 A(6) V    10,000       (6)  6/17/08       Common
                                                                                Stock    10,000         10,000      D
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Stock Option         6.00     6/17/98 A(7) V    24,000       (7)  6/17/08       Common
                                                                                Stock    24,000         24,000      D
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Explanation of Responses:
1. Option becomes exerciseable in 25% increments on 5/11/95, 5/11/96, 5/11/97, and 5/11/98 respectively.
2. Option becomes exerciseable in 25% increments on 3/31/96, 3/31/97, 3/31/98, and 3/31/99 respectively.
3. Option becomes exerciseable in 25% increments on 02/26/97, 02/26/98, 02/26/99 and 02/26/00 respectively.
4. Option becomes exerciseable in 25% increments on 1/30/98, 1/30/99, 1/30/00, 1/30/01 respectively.
5.  Cancellation of options.
6. Exercisable as to 25% one year from date of grant, 50% two years from the date of grant, 75% three years from the date of grant and 100% four years from the date of grant.
7. Currently 50% exercisable, 75% one year from date of grant, 100 % two years from date of grant.



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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.